Exhibit 99.1

BLOCK

Q2 2022 Shareholder Letter

investors.block.xyz

10
LITRES
MICHAEL'S
FAVOURITE BLEND

Q2’22 Highlights

In the second quarter of 2022, we generated gross profit of $1.47 billion, up 29% year over year. Both Square and Cash App grew 29% year over year, as Square generated gross profit of $755 million and Cash App generated gross profit of $705 million.	Food and drink has achieved the fastest gross profit growth of any Square vertical on a five-year CAGR basis, and we’ve continued to see strong success driving acquisition of new sellers: Through the first six months of 2022, GPV from Square for Restaurants more than doubled year over year.	We have reached significant scale and profitable unit economics with Cash App Borrow: In June, there were more than 1 million Cash App Borrow actives.

3yr CAGR YoY Growth

Second Quarter Financial Metrics

Gross Profit

$1.47 Billion +29% YOY

$1.14B
53%
91%
Q2
2021
$1.13B
48%
43%
Q3
$1.18B
46%
47%
Q4
$1.29B
48%
34%
Q1
2022
$1.47B
47%
29%
Q2

Net Income (Loss)*

($208 Million)

*Attributable to common stockholders
$204M
$0M
($77M)
($204M)
($208M)
Q2
2021
Q3
Q4
Q1
2022
Q2

Square Gross Profit

$755 Million +29% YOY

$585M
85%
$606M
48%
$657M
54%
$661M
30%
41%
$755M
30%
29%
Q2
2021
Q3
Q4
Q1
2022
Q2

Cash App Gross Profit

$705 Million +29% YOY

$546M
94%
$512M
33%
$518M
37%
$624M
94%
26%
$705M
88%
29%
Q2
2021
Q3
Q4
Q1
2022
Q2

Adjusted EBITDA

$187 Million

$360M
$233M
$184M
$195M
$187M
Q2
2021
Q3
Q4
Q1
2022
Q2

3yr CAGR YoY Growth

In the second quarter of 2022, total net revenue was $4.40 billion, down 6% year over year, and, excluding bitcoin revenue, total net revenue was $2.62 billion, up 34% year over year. Excluding bitcoin revenue and revenue from the buy-now-pay-later (BNPL) platform, total net revenue was $2.41 billion, up 23% year over year. The BNPL platform was acquired through the acquisition of Afterpay.

The following items affected net income (loss) during the respective periods. In the second quarter of 2022, we recognized $57 million of amortization of acquired intangible assets, a $36 million bitcoin impairment loss, and $17 million in deal and integration-related expenses. In the first quarter of 2022, we recognized an unrealized gain of $50 million driven by the revaluation of equity investments, as well as Afterpay-related charges of $42 million of deal and integration-related expenses, $31 million of amortization of acquired intangible assets, and $66 million of one-time accelerated stock-based compensation. In the fourth quarter of 2021, we recognized a loss of $6 million driven by the adjustment to the revaluation of equity investments. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment loss. In the second quarter of 2021, we recognized a $77 million gain on our equity investments and a $45 million bitcoin impairment loss.

Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

The compound annual growth rate (CAGR) is the mean annual growth rate over a specified time period. Given the impacts of the COVID-19 pandemic have lasted for more than two years, ranging from March 2020 through today, we believe using three-year CAGRs from 2019 to 2022 better reflects underlying growth trends through the second quarter of 2022.

BLOCK Q2 2022 2

ON THE COVER

Barrowby Green, a plant and gardening retailer in Yarra Valley, Australia, uses Square Stand, Square for Retail Plus, Square Loyalty, Square Online, and Afterpay.

CASH APP HIGHLIGHT

Cash App Borrow offers customers a short-term loan to send, spend, or invest across our ecosystem.

To Our Shareholders

August 4, 2022

In the second quarter, gross profit
was impacted by $18 million of
amortization of acquired
technology assets, a portion of
which was due to the acquisition of
the BNPL platform.

The BNPL platform was acquired
through the acquisition of Afterpay.

We delivered strong growth at scale during the
second quarter of 2022. Gross profit grew 29% year
over year to $1.47 billion, up 47% on a three-year
compound annual growth rate (CAGR) basis.
Excluding our BNPL platform, gross profit was
$1.32 billion, up 16% year over year and 42% on a
three-year CAGR basis. Our Square ecosystem
delivered gross profit of $755 million, an increase of
29% year over year and, excluding our BNPL
platform, 16% year over year. Our Cash App
ecosystem delivered gross profit of $705 million, an
increase of 29% year over year and, excluding our
BNPL platform, 15% year over year.	Q2 2022 GROSS PROFIT
	As reported	Gross Profit	YoY Growth	3-year CAGR

	Block	$1,470M	29%	47%
	Square	$755M	29%	30%
	Cash App	$705M	29%	88%

	Excluding BNPL Platform	Gross Profit	YoY Growth	3-year CAGR

	Block	$1,320M	16%	42%
	Square	$681M	16%	25%
	Cash App	$630M	15%	82%

BLOCK Q2 2022 3

Afterpay Gross Merchandise Value or GMV is a measure of the total order value processed on the Afterpay platform.

Square Ecosystem

We continue to focus on our three strategic priorities: omnichannel, growing upmarket, and expanding globally.

Enhancing our ecosystem of products

During the second quarter, we continued to build upon our cohesive suite of products across channels, enabling sellers to meet their customers wherever they choose to do business — which is an integral part of our omnichannel strategy. In May, we enabled in-person buy-now-pay-later (BNPL) with Afterpay for sellers in the U.S. and Australia. These in-person capabilities build upon our online integration, creating a truly omnichannel BNPL experience for buyers. We believe this will be impactful for our sellers as historically, Afterpay omnichannel consumers have transacted more frequently and spent 3x more than single-channel consumers in 2021.

Afterpay also recently announced a new omnichannel BNPL partnership with prestige beauty retailer Sephora. The health and beauty vertical accounted for 11% of total Afterpay GMV over the last twelve months and has seen some of the strongest engagement, with customers completing an order with Afterpay every two seconds on average.

Growing upmarket

During the second quarter, we experienced strong growth from mid-market sellers, with gross profit from these sellers up 24% year over year. Mid-market sellers often have vertical-specific needs, and we have continued to innovate on tailored solutions. We’ve seen strong success driving acquisition in the food and drink vertical, which has been our fastest-growing vertical on a gross profit basis for the last five years. Square for Restaurants has experienced significant growth as our software resonates with these more complex sellers: Through the first six months of 2022, GPV from Square for Restaurants sellers more than doubled compared to the same period a year ago.

We determine seller size based on annualized GPV during the applicable quarter. A mid-market seller generates more than $500,000 in annualized GPV. GPV does not include contributions from the BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue.

BLOCK Q2 2022 4

Our Square for Restaurants solution is differentiated by having both first- and third-party integrations for sellers, letting restaurants power all aspects of their operations from point of sale to delivery orders to team management. In the second quarter, we expanded our product suite with a new mobile point-of-sale software solution that enables restaurants to seamlessly take orders and payments from tableside or queues, and launched a third-party marketplace to allow menu import and automated menu creation. Across our ecosystem we continued to see strong product adoption by Square for Restaurants sellers who used an average of four products during the second quarter, twice as much as the average Square seller.

Expanding globally

During the second quarter, we improved product parity in several of our newest markets by launching Square Register in Ireland and France, as well as Square for Retail in France and Spain. As we look to grow upmarket around the world, we introduced Square Appointments in Japan to help more complex sellers accept online bookings, take payments, attract new customers, and manage their teams. We also continued to expand our seller banking products during the second quarter by bringing Instant Transfers to Australia. We launched 44 products across our international markets in the first half of 2022, making significant progress on closing product parity gaps while also launching in new markets.

Square gross profit in markets outside the U.S. includes contributions from the BNPL platform during the second quarter of 2022. Excluding the BNPL platform, Square gross profit in markets outside the U.S. was $67 million, representing 10% of Square gross profit.

BLOCK Q2 2022 5

A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during the specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

Cash App Ecosystem

We are building the following development pillars to drive Cash App’s business: Community, Financial Services, Crypto, Operating System, Trust, Commerce, and Global.

Network strength

The basis of our Community pillar is peer-to-peer payments, and we have been focused on strengthening our network by reaching new demographics and further engaging our existing audience. In June, there were 47 million accounts that transacted on Cash App — with increasing weekly and daily actives. Historically, we have seen a strong correlation between retention of our actives and the size of their network: Last quarter, retention was 31 percentage points stronger for actives with a network size of four or more accounts compared to an active who only transacted with one other account. We believe we can influence the number of connections that a given customer has by developing more opportunities for our customers to connect with one another within Cash App.

Driving engagement

Growing inflows per active is a key component of overall gross profit growth for Cash App. Historically, the amount of money customers bring in has generally grown with the number of products they adopt, their engagement with those products, and customers’ overall spending power.

•	Financial services: In June, we launched Round Ups, allowing customers to invest their spare change into stock of their choice or bitcoin every time they use their Cash App Card. This is important as, for many people, investing can feel overwhelming. Round Ups provides a low-cost, easy, and approachable way to start investing and engages customers on other products within the Cash App ecosystem.

We’re focused on driving Cash App’s business forward by investing in Community, Financial Services, Crypto, Trust, our Operating System, Commerce, and Global expansion. Each of these strategic pillars correlates to driving one or more of the key variables in the inflows framework.

With Round Ups, Cash App customers can automatically round up to the nearest dollar and invest spare change from their Cash App balance each time they make a purchase with their Cash App Card.

BLOCK Q2 2022 6

A Cash App Borrow active is an account which had an outstanding loan in a given time period, excluding customers who are over 30 days past due.

1. Compares inflows across all products used by Cash App Borrow actives in the second quarter versus inflows from peer-to-peer actives.

We believe credit is an area within our financial services offerings where we can provide simple, fair, and accessible products that promote financial health. Cash App Borrow, our first credit product, allows customers to access short-term loans for a small fee. The product offers customers up to $600 that can be paid back in scheduled installments or as a percentage of what they receive into Cash App. This product has reached meaningful scale while also achieving strong economics: In June, there were more than 1 million monthly actives using Cash App Borrow. We have been focused on driving profitable unit economics, enabled by our discipline around risk management. We can offer these loans to select customers based on their inflows, product usage, and other real-time customer insights, and as a result, we are uniquely able to provide access to credit to people who may be left out of the economy. In the second quarter, more than half of these loans were used for Cash App Card transactions or peer-to-peer payments, benefiting our broader ecosystem. Cash App Borrow actives are some of our most engaged customers, bringing in 4x the inflows as peer-to-peer actives.1

•	Commerce: In the second quarter, we made significant progress on the introduction of our new operating system for Cash App, bringing discovery to the main navigation. We believe this new design will allow our existing products to scale while also providing space for new products, including Commerce. The Discover Tab will make our commerce offerings — including Cash App Pay, Afterpay, and Boost — more prominent, and provide a more cohesive customer experience to help customers find things they care about, including friends and businesses. We have seen encouraging early results as the Discover Tab has enabled greater adoption of commerce among existing Cash App customers. We believe this will be a meaningful unlock for customers to adopt our suite of commerce products and is the first step in driving Cash App customers to Afterpay merchants.

No association with any real persons is intended or should be inferred. Screens may be approximations as they are also provided for demonstration purposes.

BLOCK Q2 2022 7

Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

The BNPL platform was acquired through the acquisition of Afterpay. We recognize revenue from the BNPL platform as subscription and services-based revenue, and have allocated 50% of revenue and gross profit from the BNPL platform to each of Square and Cash App.

Financial

Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $4.40 billion in the second quarter of 2022, down 6% year over year, driven by a decrease in bitcoin revenue. Excluding bitcoin, total net revenue in the second quarter was $2.62 billion, up 34% year over year. Gross profit was $1.47 billion, up 29% year over year and up 47% on a three-year CAGR basis, and included $18 million in amortization of acquired technology assets.

In the second quarter of 2022, our BNPL platform contributed $208 million of revenue and $150 million of gross profit. Excluding bitcoin and our BNPL platform, net revenue was $2.41 billion, up 23% year over year and up 32% on a three-year CAGR basis. Excluding our BNPL platform, gross profit was $1.32 billion, up 16% on a year-over-year basis and 42% on a three-year CAGR basis.

Transaction-based revenue was $1.48 billion in the second quarter of 2022, up 20% year over year, and transaction-based gross profit was $600 million, up 10% year over year. We processed $52.5 billion in GPV in the second quarter of 2022, up 23% year over year. Transaction-based gross profit as a percentage of GPV was 1.14% in the second quarter of 2022, down 13 basis points year over year and down 4 basis points quarter over quarter.

Subscription and services-based revenue was $1.09 billion in the second quarter of 2022, up 60% year over year, and subscription and services-based gross profit was $882 million, up 56% year over year. Excluding our BNPL platform, subscription and services-based revenue was $887 million and subscription and services-based gross profit was $732 million, up 29% and 30% year over year, respectively.

Bitcoin revenue was $1.79 billion in the second quarter of 2022, down 34% year over year. Bitcoin gross profit was $41 million, or 2% of bitcoin revenue.

Note: Square GPV and Cash App Business GPV are represented as a percent of total GPV. Cash App Business GPV consists of peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include contributions from the BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue.

BLOCK Q2 2022 8

SQUARE ECOSYSTEM REVENUE AND GROSS PROFIT

In the second quarter of 2022, Square generated $1.73 billion of revenue and $755 million of gross profit. On a year-over-year basis, Square revenue and gross profit grew 32% and 29%, respectively, and on a three-year CAGR basis, Square revenue and gross profit grew 26% and 30%, respectively.

Our BNPL platform contributed $104 million of revenue and $75 million of gross profit to Square in the second quarter of 2022. Excluding our BNPL platform, Square generated $1.62 billion of revenue and $681 million of gross profit, up 24% and 16% on a year-over-year basis, respectively. On a three-year CAGR basis, Square revenue and gross profit excluding our BNPL platform grew 23% and 25%, respectively.

In the second quarter of 2022, Square generated $1.36 billion of transaction-based revenue, up 22% year over year and 21% on a three-year CAGR basis. We saw strong growth on a year-over-year and three-year CAGR basis driven by both in-person and online channels. During the quarter, Square saw a lower percentage of debit card transactions on a year-over-year basis, as the proportion of debit transactions continued to normalize towards pre-pandemic levels.

In the second quarter of 2022, Square GPV was up 25% year over year and 23% on a three-year CAGR basis. We observed the following trends in Square GPV during the second quarter of 2022.

•	Products: Card-present GPV achieved strong growth in the second quarter, up 29% year over year and 22% on a three-year CAGR basis. Card-not-present GPV was up 16% year over year and 24% on a three-year CAGR basis.

•	Geographies: In the second quarter, Square GPV in our U.S. market grew 22% year over year, and growth in our international markets was 45% year over year, outpacing overall Square GPV growth.

BLOCK Q2 2022 9

Square generated $318 million of subscription and services-based revenue during the second quarter of 2022, up 110% year over year and 53% on a three-year CAGR basis. Excluding our BNPL platform, subscription and services-based revenue was $214 million, up 41% year over year and 34% on a three-year CAGR basis.

•	Banking: Revenue and gross profit from seller banking products achieved strong growth on a year-over-year and three-year CAGR basis. This includes Instant Transfer, Square Card, and Square Loans, which represent most of our financial services products for sellers.

•	Square Loans: Square Loans achieved strong revenue and gross profit growth during the second quarter of 2022, facilitating approximately 122,000 loans totaling $1.01 billion in originations, up 30% year over year. Square Loans benefited from $9 million of Paycheck Protection Program (PPP) loan forgiveness revenue and gross profit during the second quarter, compared to $51 million of revenue and gross profit in the first quarter. PPP loan forgiveness revenue is primarily a near-term benefit as revenue is recognized in the period PPP loans are forgiven.

•	Software: Revenue and gross profit from software subscriptions delivered strong growth during the quarter, and gross profit growth continued to outpace overall Square gross profit growth.

Hardware revenue in the second quarter of 2022 was $48 million, up 10% year over year and 29% on a three-year CAGR basis, and generated a gross loss of $35 million as we use hardware as an acquisition tool. Revenue growth was driven primarily by strong unit sales of Square Register and Square Terminal.

SQUARE SUBSCRIPTION AND SERVICES-BASED REVENUE EX-PPP AND EX-BNPL PLATFORM

	2Q19	2Q20	2Q21	2Q22

Square subscription and services-based revenue	$90M	$75M	$151M	$318M

PPP loan forgiveness revenue	$0M	$0M	$15M	$9M

Square subscription and services-based revenue excluding PPP forgiveness	$90M	$75M	$136M	$309M

BNPL platform subscription and services-based revenue allocated to Square	$0M	$0M	$0M	$104M

Square subscription and services-based revenue excluding PPP forgiveness and excluding contributions from BNPL platform	$90M	$75M	$136M	$205M

BLOCK Q2 2022 10

CASH APP ECOSYSTEM REVENUE AND GROSS PROFIT

In the second quarter of 2022, Cash App generated $2.62 billion of revenue and $705 million of gross profit. On a year-over-year basis, Cash App revenue was down 21% and gross profit was up 29%, and on a three-year CAGR basis, Cash App revenue and gross profit grew 116% and 88%, respectively. Excluding bitcoin and our BNPL platform, Cash App revenue was $732 million, up 21% year over year and 76% on a three-year CAGR basis.

Our BNPL platform contributed $104 million of revenue and $75 million of gross profit to Cash App in the second quarter of 2022. Excluding our BNPL platform, Cash App generated $630 million of gross profit, up 15% on a year-over-year basis and 82% on a three-year CAGR basis.

We drove growth in net new transacting actives and strong engagement across products in our Cash App ecosystem, such that overall inflows grew quarter over quarter and year over year. Inflows per transacting active were $1,048 in the second quarter of 2022, relatively stable on a quarter-over-quarter basis despite a greater impact from tax refunds in the first quarter of 2022. On a year-over-year basis, inflows per active were down 11%, primarily as a result of government disbursements in the prior-year period that did not recur in 2022.

Cash App Business GPV was $4.2 billion, up 4% year over year and 86% on a three-year CAGR basis. Cash App Business GPV consists of peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. Cash App generated $116 million of transaction-based revenue during the second quarter of 2022, up 5% year over year and 90% on a three-year CAGR basis. Growth was driven by an increase in the number of business accounts and in the number of transactions.

Cash App generated $720 million of subscription and services-based revenue during the second quarter, up 46% year over year and 83% on a three-year CAGR basis. Growth in the quarter was driven by contributions from our BNPL platform, as well as transaction fees from both Cash App Card and Instant Deposit. Excluding our BNPL platform, subscription and services-based revenue was $616 million, up 24% year over year and 73% on a three-year CAGR basis.

BLOCK Q2 2022 11

Bitcoin revenue is the total sale amount of bitcoin to customers. Bitcoin costs are the total amount of bitcoin that we purchase. We purchase bitcoin to facilitate customers’ access to bitcoin.

Cash App generated $1.79 billion of bitcoin revenue and $41 million of bitcoin gross profit during the second quarter of 2022, down 34% and 24% year over year, respectively. On a three-year CAGR basis, bitcoin revenue and gross profit grew 143% and 168%, respectively. The year-over-year decrease in bitcoin revenue and gross profit was driven primarily by a decline in consumer demand and the price of bitcoin, related in part to broader uncertainty around crypto assets, which more than offset the benefit of volatility in the price of bitcoin during the quarter. Bitcoin revenue and gross profit were relatively consistent compared to the first quarter of 2022. In future quarters, bitcoin revenue and gross profit may fluctuate as a result of changes in customer demand or the market price of bitcoin.

CORPORATE AND OTHER REVENUE AND GROSS PROFIT

Corporate and Other generated $57 million in revenue and $9 million in gross profit during the second quarter of 2022, and comprised areas outside Square and Cash App, which was primarily TIDAL during the quarter.

BLOCK Q2 2022 12

We discuss Cash App marketing expenses because a large portion is generated by our peer-to-peer service, which we offer free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App.

OPERATING EXPENSES

Operating expenses were $1.68 billion in the second quarter of 2022, up 66% year over year, and included $39 million of amortization of customer and other acquired intangible assets, primarily related to the acquisition of Afterpay. Non-GAAP operating expenses were $1.30 billion, up 65% year over year.

Product development expenses were $525 million on a GAAP basis and $312 million on a non-GAAP basis in the second quarter of 2022, up 62% and 54% year over year, respectively. The increase was driven primarily by headcount and personnel costs related to our engineering, data science, and design teams, as well as product development expenses related to our BNPL platform.

Sales and marketing expenses were $531 million on a GAAP basis and $504 million on a non-GAAP basis in the second quarter of 2022, up 42% and 41% year over year, respectively.

•	Cash App marketing expenses were up 28% year over year, driven primarily by increases in advertising and referrals, as well as peer-to-peer transactions and related transaction losses.

•	Other sales and marketing expenses were up 63% year over year. The increase was driven primarily by headcount and personnel costs, marketing expenses for Square, and sales and marketing expenses related to our BNPL platform. Other sales and marketing expenses also include expenses related to TIDAL.

General and administrative expenses were $396 million on a GAAP basis and $313 million on a non-GAAP basis in the second quarter of 2022, both up 79% year over year. The increase was due primarily to additions to customer support, finance, and legal personnel, as well as expenses related to our BNPL platform.

BLOCK Q2 2022 13

The accounting rules for bitcoin require us to recognize any decreases in market price below carrying value as an impairment charge, with no upward revisions recognized when the market price increases until the sale of that bitcoin. The bitcoin impairment loss is a GAAP expense. Non-GAAP operating expenses exclude bitcoin impairment losses. In order to determine fair value, Block revalues its bitcoin holdings on a daily basis using the closing price at midnight Coordinated Universal Time (UTC).

Transaction, loan, and consumer receivables losses were $157 million in the second quarter of 2022, up 225% year over year. The increase was driven primarily from consumer receivables losses related to our BNPL platform, as well as growth in Square GPV. In the second quarter, loss rates for Square GPV, Square Loans, and BNPL consumer receivables remained consistent with historical ranges, and we will continue to monitor trends closely given the dynamic macro environment.

In the fourth quarter of 2020 and first quarter of 2021, we invested $50 million and $170 million, respectively, in bitcoin. As an indefinite-lived intangible asset, bitcoin is subject to impairment losses if the fair value of bitcoin decreases below the carrying value during the assessed period. In the second quarter of 2022, we recognized a bitcoin impairment loss of $36 million on our bitcoin investment. As of June 30, 2022, the fair value of our investment in bitcoin was $160 million based on observable market prices, which is $47 million greater than the carrying value of the investment after impairment charges.

BLOCK Q2 2022 14

Beginning in the first quarter of 2022, we have included the tax impact of the non-GAAP adjustments in determining the Adjusted EPS. We determined the adjusted provision (benefit) for income taxes by calculating the estimated annual effective tax rate based on adjusted pre-tax income and applying it to Adjusted Net Income before income taxes.

EARNINGS

In the second quarter of 2022, net loss attributable to common stockholders was $208 million, which was impacted by $57 million of amortization of acquired intangible assets, a $36 million bitcoin impairment loss, and $17 million in deal and integration-related expenses; excluding these items, net loss was $98 million. Net loss per share attributable to common stockholders was $0.36 on a basic and diluted basis in the second quarter of 2022, based on 581 million weighted-average basic and diluted shares outstanding.

Adjusted EBITDA was $187 million in the second quarter of 2022, compared to $360 million in the second quarter of 2021. The decrease in Adjusted EBITDA compared to the prior-year period was driven by an increase in operating expenses, including expenses related to our BNPL platform.

Adjusted Net Income Per Share (Adjusted EPS) was $0.18 on a diluted basis based on 619 million weighted-average diluted shares for the second quarter of 2022, representing a $0.31 decrease year over year.

The following items affected net income (loss) during the respective periods. In the second quarter of 2022, we recognized $57 million of amortization of acquired intangible assets, a $36 million bitcoin impairment loss, and $17 million in deal and integration-related expenses. In the first quarter of 2022, we recognized an unrealized gain of $50 million driven by the revaluation of equity investments, as well as Afterpay-related charges of $42 million of deal and integration-related expenses, $31 million of amortization of acquired intangible assets, and $66 million of one-time accelerated stock-based compensation. In the fourth quarter of 2021, we recognized a loss of $6 million driven by the adjustment to the revaluation of equity investments. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment loss. In the second quarter of 2021, we recognized a $77 million gain on our equity investments and a $45 million bitcoin impairment loss.

BLOCK Q2 2022 15

BALANCE SHEET/CASH FLOW

We ended the second quarter of 2022 with $6.8 billion in available liquidity, with $6.2 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $600 million available to be withdrawn from our revolving credit facility. Additionally, we had $1.5 billion available to be withdrawn under our warehouse funding facilities, to support funding of growth in our consumer receivables related to our BNPL platform.

In the second quarter of 2022, Adjusted EBITDA contributed positively to our cash balance. Our cash balance was impacted by cash outflows due to net investments in marketable debt securities, repayments of PPP Liquidity Facility advances, and purchases of property and equipment.

BLOCK Q2 2022 16

July Trends and Forward-Looking Commentary

BUSINESS TRENDS

We wanted to provide an update on the trends in our business during the month of July. For the third quarter of 2022, we believe three-year compound annual growth rates from 2019 through 2022 will help reflect underlying trends in each ecosystem, given the variability in year-over-year and two-year CAGR comparisons due to COVID-19.

Square ecosystem

•  For the month of July, Square GPV is expected to be up 18% year over year. On a three-year CAGR basis, GPV growth is expected to be 23% in July, consistent with 23% growth in the second quarter.

Cash App ecosystem

•  In July, we expect Cash App gross profit, excluding our BNPL platform, to grow on a year-over-year and three-year CAGR basis, driven by growth in monthly transacting actives, engagement across our ecosystem, and inflows into Cash App.

OPERATING EXPENSES

We believe our Cash App and Square ecosystems are well positioned to help our customers adapt and grow based on trends we have observed during recent quarters. We intend on being disciplined with our investments, particularly as we enter a potentially dynamic macro environment.

For the third quarter of 2022, we expect non-GAAP operating expenses across product development, sales and marketing, general and administrative expenses, and transaction, loan and consumer receivables losses, in aggregate, to increase by approximately $75 million compared to the second quarter of 2022. Excluding contributions from our BNPL platform, we expect to increase overall non-GAAP operating expenses by approximately $65 million compared to the second quarter.

On a GAAP basis, we expect to incur approximately $57 million of quarterly expenses related to amortization of intangible assets through the remainder of 2022 and over the next few years. This quarterly expense includes approximately $19 million recognized in cost of sales and approximately $38 million in operating expenses. These amounts may be impacted by fluctuations in foreign exchange rates in future periods.

Share-based compensation: In the third quarter of 2022, we expect our share-based compensation expense to increase modestly quarter over quarter on a dollar basis. These share-based compensation expenses are not included in non-GAAP operating expenses.

We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

BLOCK Q2 2022 17

MEDIA CONTACT

press@block.xyz

INVESTOR RELATIONS CONTACT

ir@block.xyz

Earnings

Webcast

Block (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, August 4, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call.

We will release financial results for the third quarter of 2022 on November 3, 2022, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja

BLOCK Q2 2022 18

“We evaluated five or six different POS vendors and ultimately we made the decision to go with Square because we loved the ease of use for our staff.”

“Speed and efficiency is critical to our operations, and we have a lot of products and ingredients to remember. Square Point of Sale allows us to organize our products on different pages with images, which makes employee training easy and intuitive. It’s very helpful for our staff to quickly locate items and ring up the customer. For the 6 hours we’re open, Square helps us process more than 300 transactions – that means more than one transaction per minute for just one point of sale.”

– Yaniv and Elana Livneh, Co-owners of Liv Breads

Liv Breads uses Square Register, Square for Restaurants, Square Loyalty, Square Marketing, Square Payroll, Square Online

BLOCK Q2 2022 19

shoutout to @CashApp for letting me file my taxes for 100% completely free

@alyaherbalist
Via Twitter

setting up direct deposit into #Bitcoin is so easy using @CashApp #BTC $BTC

@FloridianOG
Via Twitter

I love Cash App! It's my favorite way to send money to friends and family! They're the GOAT like Kendrick Lamar!

@tillyksg
Via Twitter

I didn't have enough to buy something then realized I could use boost like fr saved the day

@akmal.idk
Via TikTok

@CashApp new feature with #RoundUp is awesome. #GameChanger #Bitcoin #Freedom 🟠 ⚡

@DylanMrodrigues
Via Twitter

BLOCK Q2 2022 20

SAFE HARBOR STATEMENT

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results, guidance, and general business outlook for future periods; the Company’s integration of Afterpay into its Square and Cash App businesses, and its impacts on the Company’s business and financial results; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; the Company’s product development plans; the ability of the Company’s products to attract and retain customers, particularly in new or different demographics; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; and the Company’s bitcoin investments and strategy as well as the potential financial impact and volatility; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a continued or prolonged economic downturn in the United States and in other countries around the world; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the integration of Afterpay; uncertainty around the impacts of the COVID-19 pandemic and the related effects of government and other measures; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

BLOCK Q2 2022 21

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), and non-GAAP operating expenses as well as other measures defined in this letter such as measures excluding bitcoin, bitcoin impairment loss, measures excluding gains or losses on equity investments, and measures excluding the BNPL platform. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Additionally, GPV includes Cash App Business GPV, which comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; gain or loss on revaluation of equity investments; bitcoin impairment loss; and the gain or loss on the disposal of property and equipment, as applicable. We also exclude certain transaction and integration costs associated with business combinations, and various other costs that are not normal recurring operating expenses. Transaction costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are non-recurring operating expenses may include contingent losses, litigation, and regulatory charges. We also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation and amortization, interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, bitcoin impairment loss, loss on disposal of property and equipment, and acquisition-related integration and other costs.

We have included Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding the BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions. We have included measures excluding gains or losses on equity investments as well as bitcoin impairment losses because we believe these measures are useful in understanding our operating results without regard to gains and losses due to non-operating market fluctuations of our investments.

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding Afterpay, bitcoin revenue, bitcoin impairment loss, and measures excluding gains or losses on equity investments, have limitations as financial measures, and should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

BLOCK Q2 2022 22

Condensed Consolidated

Statements of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2022	June 30 2021	June 30, 2022	June 30, 2021
Revenue:
Transaction-based revenue	$1,475,707	$1,227,472	$2,708,676	$2,187,205

Subscription and services-based revenue	1,094,856	685,178	2,054,413	1,242,859

Hardware revenue	48,051	43,726	85,377	72,514

Bitcoin revenue	1,785,885	2,724,296	3,516,678	6,235,364

Total net revenue	4,404,499	4,680,672	8,365,144	9,737,942

Cost of revenue:

Transaction-based costs	875,762	682,349	1,591,998	1,206,629

Subscription and services-based costs	213,271	120,810	396,128	209,382

Hardware costs	83,494	61,403	147,158	101,885

Bitcoin costs	1,744,425	2,669,641	3,431,884	6,105,776

Amortization of acquired technology assets	17,899	5,405	33,368	9,705

Total cost of revenue	2,934,851	3,539,608	5,600,536	7,633,377

Gross profit	1,469,648	1,141,064	2,764,608	2,104,565

Operating expenses:

Product development	524,827	324,059	983,051	631,769

Sales and marketing	530,827	373,878	1,032,389	723,338

General and administrative	395,720	220,865	839,869	416,621

Transaction, loan, and consumer receivable losses	156,697	48,173	247,847	68,568

Bitcoin impairment losses	35,961	45,266	35,961	65,126

Amortization of customer and other acquired intangible assets	39,389	3,829	66,053	6,413

Total operating expenses	1,683,421	1,016,070	3,205,170	1,911,835

Operating income (loss)	(213,773)	124,994	(440,562)	192,730

Interest expense, net	12,966	6,464	28,714	6,717

Other income, net	(18,766)	(75,788)	(52,238)	(48,260)

Income (loss) before income tax	(207,973)	194,318	(417,038)	234,273

Provision (benefit) for income taxes	1,304	(9,360)	(398)	(8,413)

Net income (loss)	(209,277)	203,678	(416,640)	242,686

Less: Net loss attributable to noncontrolling interests	(1,263)	(343)	(4,427)	(343)

Net income (loss) attributable to common stockholders	$(208,014)	$204,021	$(412,213)	$243,029

Net income (loss) per share attributable to common stockholders:

Basic	$(0.36)	$0.45	$(0.73)	$0.53

Diluted	$(0.36)	$0.40	$(0.73)	$0.48

Weighted-average shares used to compute net income
(loss) per share attributable to common stockholders:

Basic	581,350	455,431	561,501	455,203

Diluted	581,350	522,578	561,501	519,713

BLOCK Q2 2022 23

Condensed Consolidated

Balance Sheets

In thousands, except share and per share data

	June 30, 2022	December 31, 2021
Assets	(UNAUDITED)
Current assets:

Cash and cash equivalents	$4,020,466	$4,443,669

Investments in short-term debt securities	938,998	869,283

Settlements receivable	1,472,908	1,171,612

Customer funds	2,905,377	2,830,995

Consumer receivables, net	1,264,198	—

Loans held for sale	465,693	517,940

Safeguarding asset related to bitcoin held for other parties	507,533	1,100,596

Other current assets	951,162	687,429

Total current assets	12,526,335	11,621,524

Property and equipment, net	308,222	282,140

Goodwill	11,982,135	519,276

Acquired intangible assets, net	2,148,078	257,049

Investments in long-term debt securities	1,019,340	1,526,430

Operating lease right-of-use assets	446,237	449,406

Other non-current assets	454,813	370,535

Total assets	$28,885,160	$15,026,360

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$4,545,675	$3,979,624

Settlements payable	264,936	254,611

Accrued expenses and other current liabilities	989,335	638,854

Current portion of long-term debt	459,984	455

Safeguarding obligation liability related to bitcoin held for other parties	507,533	1,100,596

Operating lease liabilities, current	125,107	64,027

PPP Liquidity Facility advances	68,416	497,533

Total current liabilities	6,960,986	6,535,700

Deferred tax liabilities	189,198	15,236

Warehouse funding facilities	192,618	—

Long-term debt	4,104,664	4,559,208

Operating lease liabilities, non-current	332,768	395,017

Other non-current liabilities	213,515	207,610

Total liabilities	11,993,749	11,712,771

Commitments and contingencies (Note 20)

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at June 30, 2022 and December 31, 2021. None issued and outstanding at June 30, 2022 and December 31, 2021.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at June 30, 2022 and December 31, 2021; 524,712,126 and 403,237,209 issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at June 30, 2022 and December 31, 2021; 60,657,578 and 61,706,578 issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	—	—

Additional paid-in capital	17,725,198	3,317,255

Accumulated other comprehensive loss	(429,916)	(16,435)

Accumulated deficit	(440,178)	(27,965)

Total stockholders’ equity attributable to common stockholders	16,855,104	3,272,855

Noncontrolling interests	36,307	40,734

Total stockholders’ equity	16,891,411	3,313,589

Total liabilities and stockholders’ equity	$28,885,160	$15,026,360

BLOCK Q2 2022 24

Condensed Consolidated

Statements of Cash Flows

UNAUDITED

In thousands

	SIX MONTHS ENDED

	June 30, 2022	June 30, 2021

Cash Flows from Operating Activities
Net income (loss)	$(416,640)	$242,686

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Depreciation and amortization	160,895	57,595

Non-cash interest and other	(218,185)	11,324

Non-cash lease expense	47,871	41,047

Share-based compensation	532,061	264,988

Gain on revaluation of equity investments	(44,626)	(47,843)

Transaction, loan, and consumer receivable losses	247,847	68,568

Bitcoin impairment losses	35,961	65,126

Change in deferred income taxes	(21,374)	(473)

Changes in operating assets and liabilities:

Settlements receivable	(428,991)	(220,975)

Purchases and originations of loans	(2,382,295)	(1,664,016)

Proceeds from payments and forgiveness of loans	2,411,683	1,284,077

Customers payable	332,827	175,677

Settlements payable	10,325	17,646

Other assets and liabilities	(152,562)	(49,273)

Net cash provided by operating activities	114,797	246,154

Cash Flows from Investing Activities

Purchase of marketable debt securities	(383,372)	(1,482,486)

Proceeds from maturities of marketable debt securities	540,914	296,082

Proceeds from sale of marketable debt securities	234,142	374,760

Purchase of marketable debt securities from customer funds	—	(387,463)

Proceeds from maturities of marketable debt securities from customer funds	73,000	334,200

Proceeds from sale of marketable debt securities from customer funds	316,576	—

Originations of consumer receivables	(7,543,996)	—

Principal repayments of consumer receivables	7,688,413	—

Purchase of property and equipment	(85,420)	(66,628)

Purchase of bitcoin investments	—	(170,000)

Purchase of other investments	(39,448)	(45,425)

Proceeds from sale of equity investments	—	378,225

Business combinations, net of cash acquired	539,474	(164,304)

Net cash provided by (used in) investing activities	1,340,283	(933,039)

Cash Flows from Financing Activities

Proceeds from issuance of senior notes, net	—	1,971,828

Proceeds of PPP Liquidity Facility advances	—	681,542

Repayments of PPP Liquidity Facility advances	(429,117)	(321,953)

Payments to redeem convertible notes	(1,071,788)	—

Proceeds from warehouse facilities borrowings	376,219	—

Repayments of warehouse facilities borrowings	(282,550)	—

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	43,117	72,155

Payments for tax withholding related to vesting of restricted stock units	(4,253)	(292,225)

Net increase in non-interest bearing deposits	53,791	—

Change in customer funds, restricted from use in the Company’s operations	74,382	809,645

Net cash provided by (used in) financing activities	(1,240,199)	2,920,992

Effect of foreign exchange rate on cash and cash equivalents	(35,442)	(7,092)

Net increase in cash, cash equivalents, restricted cash, and customer funds	179,439	2,227,015

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	6,975,090	4,793,171

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$7,154,529	$7,020,186

BLOCK Q2 2022 25

Operating Segment Disclosures

UNAUDITED

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

		THREE MONTHS ENDED				SIX MONTHS ENDED
		JUNE 30, 2022				JUNE 30, 2022
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$116,068	$1,359,639	$—	$1,475,707	$225,309	$2,483,367	$—	$2,708,676

Subscription and services-based revenue	720,180	317,835	56,841	1,094,856	1,342,489	600,485	111,439	2,054,413

Hardware revenue	—	48,051	—	48,051	—	85,377	—	85,377

Bitcoin revenue	1,785,885	—	—	1,785,885	3,516,678	—	—	3,516,678

Segment revenue (ii)	2,622,133	1,725,525	56,841	4,404,499	5,084,476	3,169,229	111,439	8,365,144

Segment gross profit (iii)	$704,893	$755,439 $	9,316	$1,469,648	$1,328,552	$1,416,660	$19,396	$2,764,608

		THREE MONTHS ENDED				SIX MONTHS ENDED
		JUNE 30, 2021				JUNE 30, 2021
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$110,950	$1,116,522	$—	$1,227,472	$202,909	$1,984,296	$—	$2,187,205

Subscription and services-based revenue	494,945	151,240	38,993	685,178	931,534	272,332	38,993	1,242,859

Hardware revenue	—	43,726	—	43,726	—	72,514	—	72,514

Bitcoin revenue	2,724,296	—	—	2,724,296	6,235,364	—	—	6,235,364

Segment revenue	3,330,191	1,311,488	38,993	4,680,672	7,369,807	2,329,142	38,993	9,737,942

Segment gross profit	$546,053	$585,137	$9,874	$1,141,064	$1,041,538	$1,053,153	$9,874	$2,104,565

		THREE MONTHS ENDED				SIX MONTHS ENDED
		JUNE 30, 2020				JUNE 30, 2020
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$53,657	$628,915	$—	$682,572	$81,476	$1,359,197	$—	$1,440,673

Subscription and services-based revenue	271,156	75,119	—	346,275	464,881	177,629	—	642,510

Hardware revenue	—	19,322	—	19,322	—	39,997	—	39,997

Bitcoin revenue	875,456	—	—	875,456	1,181,554	—	—	1,181,554

Segment revenue	1,200,269	723,356	—	1,923,625	1,727,911	1,576,823	—	3,304,734

Segment gross profit	$281,063	$315,700	$—	$596,763	$463,795	$671,469	$—	$1,135,264

(i) Corporate and other represents results related to products and services that are not assigned to a specific reportable segment. Comparable prior period amounts have not been disclosed as they were not material.

(ii) The revenue for both Cash App and Square for the three and six months ended June 30, 2022 includes $104.1 million and $168.9 million each from Afterpay post-acquisition results.

(iii) The gross profit for both Cash App and Square for the three and six months ended June 30, 2022 includes $74.8 million and $121.0 million each from Afterpay post-acquisition results.

BLOCK Q2 2022 26

Operating Segment Disclosures

UNAUDITED

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

		THREE MONTHS ENDED				SIX MONTHS ENDED
		JUNE 30, 2019				JUNE 30, 2019
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$16,966	$758,544	$—	$775,510	$32,246	$1,400,026	$—	$1,432,272

Subscription and services-based revenue	118,442	89,552	—	207,994	215,036	165,284	—	380,320

Hardware revenue	—	22,260	—	22,260	—	40,472	—	40,472

Bitcoin revenue	125,085	—	—	125,085	190,613	—	—	190,613

Segment revenue	260,493	870,356	—	1,130,849	437,895	1,605,782	—	2,043,677

Segment gross profit	$105,341	$347,208	$—	$452,549	$190,152	$647,711	$—	$837,863

A reconciliation of total segment gross profit to the Company’s income (loss)

before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED			SIX MONTHS ENDED
	(UNAUDITED)				(UNAUDITED)

	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2022	June 30, 2021	June 30, 2020

Total segment gross profit	$1,469,648	$1,141,064	$596,763	$2,764,608	$2,104,565	$1,135,264

Less: Product development	524,827	324,059	207,730	983,051	631,769	403,606

Less: Sales and marketing	530,827	373,878	238,096	1,032,389	723,338	432,631

Less: General and administrative	395,720	220,865	136,386	839,869	416,621	265,881

Less: Transaction, loan, and consumer receivable losses	156,697	48,173	37,603	247,847	68,568	146,486

Less: Bitcoin impairment losses	35,961	45,266	—	35,961	65,126	—

Less: Amortization of customer and other intangible assets	39,389	3,829	—	66,053	6,413	—

Less: Interest expense, net	12,966	6,464	14,769	28,714	6,717	23,975

Less: Other income, net	(18,766)	(75,788)	(25,591)	(52,238)	(48,260)	(19,729)

Income (loss) before applicable income taxes	$(207,973)	$194,318	$(12,230)	$(417,038)	$234,273	$(117,586)

(i) Corporate and other represents results related to products and services that are not assigned to a specific reportable segment. Comparable prior period amounts have not been disclosed as they were not material.

BLOCK Q2 2022 27

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED				SIX MONTHS ENDED
	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019

Gross Payment Volume (“GPV”) (in millions)	$52,499	$42,828	$22,801	$26,785	$96,003	$75,966	$48,544	$49,371

Adjusted EBITDA (in thousands)	$187,342	$359,820	$97,931	$105,304	$382,703	$596,069	$107,262	$167,001

Adjusted Net Income Per Share:

Basic	$0.19	$0.56	$0.20	$0.23	$0.38	$0.93 $	0.18	$0.36

Diluted	$0.18	$0.49	$0.18	$0.21	$0.36	$0.81 $	0.17	$0.32

					THREE MONTHS ENDED
					June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019

GPV Cash App					$4,224	$4,075	$1,968	$656

GPV Square					$48,275	$38,753	$20,833	$26,129

Total GPV					$52,499	$42,828	$22,801	$26,785

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2022	June 30, 2021	June 30, 2020

Net income (loss) attributable to common stockholders	$(208,014)	$204,021	$(11,478)	$(412,213)	$243,029	$(117,369)

Net loss attributable to noncontrolling interests	(1,263)	(343)	—	(4,427)	(343)	—

Net income (loss)	(209,277)	203,678	(11,478)	(416,640)	242,686	(117,369)

Share-based compensation expense	256,638	146,365	96,180	532,061	264,988	173,483

Depreciation and amortization	90,839	28,394	21,056	160,895	57,595	41,117

Acquisition-related, integration and other costs	17,067	14,292	2,056	93,132	14,318	3,580

Interest expense, net	12,966	6,464	14,769	28,714	6,717	23,975

Other income, net	(18,766)	(75,788)	(25,591)	(52,238)	(48,260)	(19,729)

Bitcoin impairment losses	35,961	45,266	—	35,961	65,126	—

Provision (benefit) for income taxes	1,304	(9,360)	(752)	(398)	(8,413)	(217)

Loss on disposal of property and equipment	548	374	1,481	1,082	989	1,699

Acquired deferred revenue adjustment	103	195	302	221	447	959

Acquired deferred cost adjustment	(41)	(60)	(92)	(87)	(124)	(236)

Adjusted EBITDA	$187,342	$359,820	$97,931	$382,703	$596,069	$107,262

BLOCK Q2 2022 28

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform

UNAUDITED

In thousands

	THREE MONTHS ENDED				SIX MONTHS ENDED

	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019

Total net revenue (GAAP)	$4,404,499	$4,680,672	$1,923,625	$1,174,238	$8,365,144	$9,737,942	$3,304,734	$2,133,597

Less: Bitcoin contribution to total net revenue	1,785,885	2,724,296	875,456	125,085	3,516,678	6,235,364	1,181,554	190,613

Less: BNPL Platform contribution to total net revenue	208,125	—	—	—	337,889	—	—	—

Total net revenue, excluding Bitcoin and BNPL Platform	$2,410,489	$1,956,376	$1,048,169	$1,049,153	$4,510,577	$3,502,578	$2,123,180	$1,942,984

	THREE MONTHS ENDED				SIX MONTHS ENDED

	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019

Gross Profit (GAAP)	$1,469,648	$1,141,064	$596,763	$465,845	$2,764,608	$2,104,565	$1,135,264	$862,599

Less: BNPL Platform contribution to gross profit	149,648	—	—	—	241,929	—	—	—

Total gross profit, excluding BNPL Platform	$1,320,000	$1,141,064	$596,763	$465,845	$2,522,679	$2,104,565	$1,135,264	$862,599

	THREE MONTHS ENDED				SIX MONTHS ENDED

	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019

Bitcoin Revenue	$1,785,885	$2,724,296	$875,456	$125,085	$3,516,678	$6,235,364	$1,181,554	$190,613

Bitcoin costs	1,744,425	2,669,641	858,041	122,938	3,431,884	6,105,776	1,157,467	187,634

Bitcoin gross profit	$41,460	$54,655	$17,415	$2,147	$84,794	$129,588	$24,087	$2,979

	THREE MONTHS ENDED				SIX MONTHS ENDED

	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2019

Cash App revenue (GAAP)	$2,622,133	$3,330,191	$1,200,269	$260,493	$5,084,476	$7,369,807	$1,727,911	$437,895

Less: Bitcoin contribution to Cash App revenue	1,785,885	2,724,296	875,456	125,085	3,516,678	6,235,364	1,181,554	190,613

Less: BNPL Platform contribution to Cash App revenue	104,063	—	—	—	168,945	—	—	—

Total Cash App revenue, excluding Bitcoin and BNPL Platform	$732,185	$605,895	$324,813	$135,408	$1,398,853	$1,134,443	$546,357	$247,282

			THREE MONTHS ENDED			SIX MONTHS ENDED

			June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2022	June 30, 2021	June 30, 2020

Square gross profit (GAAP)			$755,439	$585,137	$315,700	$1,416,660	$1,053,153	$671,469

Less: Square gross profit – U.S.			657,046	536,965	298,274	1,213,908	966,093	632,238

Total Square Gross profit – International			98,393	48,172	17,426	202,752	87,060	39,231

Less: BNPL Platform contribution to Square gross profit – International			31,430	—	—	77,622	—	—

Total Square gross profit – International, excluding Bitcoin and BNPL Platform			$66,693	$48,172	$17,426	$125,130	$87,060	$39,231

BLOCK Q2 2022 29

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED

	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2022	June 30, 2021	June 30, 2020

Subscription and services-based revenue (GAAP)	$1,094,856	$685,178	$346,275	$2,054,413	$1,242,859	$642,510

Less: BNPL Platform contribution to subscription and services-based revenue	208,125	—	—	337,889	—	—

Total subscription and services-based revenue, excluding BNPL Platform	$886,731	$685,178	$346,275	$1,716,524	$1,242,859	$642,510

Subscription and services-based costs (GAAP)	$213,271	$120,810	$51,365	$396,128	$209,382	$93,273

Less: BNPL Platform contribution to subscription and services-based costs	58,477	—	—	95,960	—	—

Total subscription and services-based costs, excluding BNPL Platform	$154,794	$120,810	$51,365	$300,168	$209,382	$93,273

Subscription and services-based gross profit (GAAP)	$881,585	$564,368	$294,910	$1,658,285	$1,033,477	$549,237

Less: BNPL Platform contribution to subscription and services-based gross profit	149,648	—	—	241,929	—	—

Total subscription and services-based gross profit, excluding BNPL Platform	$731,937	$564,368	$294,910	$1,416,356	$1,033,477	$549,237

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	JUNE 30, 2022		JUNE 30, 2021		JUNE 30, 2020		JUNE 30, 2019
	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue (GAAP)	$2,622,133	$1,725,525	$3,330,191	$1,311,488	$1,200,269	$723,356	$260,493	$870,356
Less: BNPL Platform contribution to segment revenue	104,063	104,063	—	—	—	—	—	—

Total segment revenue, excluding BNPL Platform	2,518,070	1,621,462	3,330,191	1,311,488	1,200,269	723,356	260,493	870,356

Segment cost of revenue (GAAP)	1,917,240	970,086	2,784,138	726,351	919,206	407,656	155,152	523,148
Less: BNPL Platform contribution to segment cost of revenue	29,239	29,239	—	—	—	—	—	—

Total segment cost of revenue, excluding BNPL Platform	1,888,001	940,847	2,784,138	726,351	919,206	407,656	155,152	523,148

Segment gross profit (GAAP)	704,893	755,439	546,053	585,137	281,063	315,700	105,341	347,208
Less: BNPL Platform contribution to segment gross profit	74,824	74,824	—	—	—	—	—	—

Total segment gross profit, excluding BNPL Platform	$630,069	$680,615	$546,053	$585,137	$281,063	$315,700	$105,341	$347,208

BLOCK Q2 2022 30

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	SIX MONTHS ENDED		SIX MONTHS ENDED		SIX MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30, 2022		JUNE 30, 2021		JUNE 30, 2020		JUNE 30, 2019
	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue (GAAP)	$5,084,476	$3,169,229	$7,369,807	$2,329,142	$1,727,911	$1,576,823	$437,895	$1,605,782
Less: BNPL Platform contribution to segment revenue	168,945	168,945	—	—	—	—	—	—

Total segment revenue, excluding BNPL Platform	4,915,531	3,000,284	7,369,807	2,329,142	1,727,911	1,576,823	437,895	1,605,782

Segment cost of revenue (GAAP)	3,755,924	1,752,569	6,328,269	1,275,989	1,264,116	905,354	247,743	958,071
Less: BNPL Platform contribution to segment cost of revenue	47,980	47,980	—	—	—	—	—	—

Total segment cost of revenue, excluding BNPL Platform	3,707,944	1,704,589	6,328,269	1,275,989	1,264,116	905,354	247,743	958,071

Segment gross profit (GAAP)	1,328,552	1,416,660	1,041,538	1,053,153	463,795	671,469	190,152	647,711
Less: BNPL Platform contribution to segment gross profit	120,965	120,965	—	—	—	—	—	—

Total segment gross profit, excluding BNPL Platform	$1,207,587	$1,295,695	$1,041,538	$1,053,153	$463,795	$671,469 $	190,152	$647,711

BLOCK Q2 2022 31

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	JUNE 30, 2022		JUNE 30, 2021		JUNE 30, 2020		JUNE 30, 2019
	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue, subscription and services-based (GAAP)	$720,180	$317,835	$494,945	$151,240	$271,156	$75,119	$118,442	$89,552
Less: BNPL Platform contribution to segment revenue, subscription and services-based (GAAP)	104,063	104,063	—	—	—	—	—	—

Total segment revenue, subscription and services-based excluding BNPL Platform	$616,117	$213,772	$494,945	$151,240	$271,156	$75,119	$118,442	$89,552

	SIX MONTHS ENDED		SIX MONTHS ENDED		SIX MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30, 2022		JUNE 30, 2021		JUNE 30, 2020		JUNE 30, 2019
	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue, subscription and services-based (GAAP)	$1,342,489	$600,485	$931,534	$272,332	$464,881	$177,629	$215,036	$165,284
Less: BNPL Platform contribution to segment revenue, subscription and services-based (GAAP)	168,945	168,945	—	—	—	—	—	—

Total segment revenue, subscription and services-based excluding BNPL Platform	$1,173,544	$431,540	$931,534	$272,332	$464,881	$177,629	$215,036	$165,284

BLOCK Q2 2022 32

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2022	June 30, 2021	June 30, 2020

Net income (loss) attributable to common stockholders	$(208,014)	$204,021	$(11,478)	$(412,213)	$243,029	$(117,369)

Net loss attributable to noncontrolling interests	(1,263)	(343)	—	(4,427)	(343)	—

Net income (loss)	(209,277)	203,678	(11,478)	(416,640)	242,686	(117,369)

Share-based compensation expense	256,638	146,365	96,180	532,061	264,988	173,483

Acquisition-related, integration and other costs	17,067	14,292	2,056	93,132	14,318	3,580

Amortization of intangible assets	57,288	9,234	4,134	99,421	16,118	8,286

Amortization of debt discount and issuance costs	3,826	2,305	17,580	7,456	4,137	30,108

Loss (gain) on revaluation of equity investments	5,115	(76,744)	(20,998)	(44,626)	(47,844)	(20,998)

Bitcoin impairment losses	35,961	45,266	—	35,961	65,126	—

Loss on extinguishment of long-term debt	—	—	—	—	—	990

Loss on disposal of property and equipment	548	374	1,481	1,082	989	1,699

Acquired deferred revenue adjustment	103	195	302	221	447	959

Acquired deferred cost adjustment	(41)	(60)	—	(87)	(124)	(236)

Tax effect of non-GAAP net income adjustments	(57,734)	(90,447)	(92)	(96,060)	(137,984)	—

Adjusted Net Income (Loss) - basic	$109,494	$254,458	$89,165	$211,921	$422,857	$80,502

Cash interest expense on convertible notes	$1,247	$1,611	$1,565	$2,488	$3,339	$2,938

Adjusted Net Income (Loss) - diluted	$110,741	$256,069	$90,730	$214,409	$426,196	$83,440

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	581,350	455,431	440,117	561,501	455,203	437,529

Diluted	581,350	522,578	440,117	561,501	519,713	437,529

Net Income (loss) per share attributable to common stockholders:
Basic	$(0.36)	$0.45	$(0.03)	$(0.73)	$0.53	$(0.27)

Diluted	$(0.36)	$0.40	$(0.03)	$(0.73)	$0.48	$(0.27)

Weighted-average shares used to compute Adjusted Net Income (Loss) Per Share:
Basic	581,350	455,431	440,117	561,501	455,203	437,529

Diluted	619,272	522,577	500,201	602,002	523,557	495,181

Adjusted Net Income (Loss) Per Share:
Basic	$0.19	$0.56	$0.20	$0.38	$0.93	$0.18

Diluted	$0.18	$0.49	$0.18	$0.36	$0.81	$0.17

BLOCK Q2 2022 33

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2022	June 30, 2021	June 30, 2020

Operating expenses	$(1,683,421)	$(1,016,070)	$(619,815)	$(3,205,170)	$(1,911,835)	$(1,248,604)

Share-based compensation	256,499	146,253	96,085	531,813	264,777	173,312

Depreciation and amortization	72,715	22,989	18,788	127,302	47,890	36,423

Bitcoin impairment losses	35,961	45,266	—	35,961	65,126	—

Loss on disposal of property and equipment	548	374	1,481	1,082	989	1,699

Acquisition related, integration and other costs	17,067	14,292	2,056	93,132	14,318	3,580

Non-GAAP operating expenses	$(1,300,631)	$(786,896)	$(501,405)	$(2,415,880)	$(1,518,735)	$(1,033,590)

Product development	$(530,827)	$(324,059)	$(207,730)	$(983,051	$(613,769)	$(403,606)

Share-based compensation	179,137	106,161	69,565	324,212	193,056	126,965

Depreciation and amortization	33,705	15,400	13,601	79,499	34,258	26,827

Loss (gain) on disposal of property and equipment	29	6	147	10	345	305

Non-GAAP product development	$(311,956)	$(202,492)	$(124,417)	$(579,380)	$(404,110)	$(249,509)

Sales and marketing	$(530,827))	$(373,878)	$(238,096)	$(1,032,389)	$(723,338)	$(432,631)

Share-based compensation	25,133	13,777	8,884	46,389	24,657	15,291

Depreciation and amortization	1,438	2,450	1,033	2,929	3,723	1,997

Loss on disposal of property and equipment	80	—	(59)	500	—	1

Non-GAAP sales and marketing	$(504,176)	$(357,651)	$(228,238)	$(982,571)	$(694,958)	$(415,342)

General and administrative	$(395,720)	$(220,865)	$(136,386)	$(839,869)	$(416,621)	$(265,881)

Share-based compensation	52,229	26,315	17,636	161,212	47,064	31,056

Depreciation and amortization	13,036	5,139	4,154	20,388	9,909	7,599

Loss on disposal of property and equipment	439	368	1,393	572	644	1,393

Acquisition related, integration and other costs	17,067	14,292	2,056	93,132	14,318	3,580

Non-GAAP general and administrative	$(312,949)	$(174,751)	$(111,147)	$(564,565)	$(344,686)	$(222,253)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2022	June 30, 2021	June 30, 2020	June 30, 2022	June 30, 2021	June 30, 2020

Cost of revenue	$18,124	$5,405	$2,268	$33,593	$9,705	$4,694

Product Development	33,705	15,400	13,601	79,449	34,258	26,827

Sales and Marketing	1,438	2,450	1,033	2,929	3,723	1,997

General and Administrative	13,036	5,139	4,154	20,388	9,909	7,599

Amortization of acquired customer assets	24,536	—	—	24,536	—	—

Total depreciation and amortization	$90,839	$28,394	$21,056	$160,895	$57,595	$41,117

BLOCK Q2 2022 34